Exhibit 8.1

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

www.morganlewis.com

December 11, 2025

Osprey Bitcoin Trust

777 Brickell Avenue

Suite 500

Miami, FL 33131

Ladies and Gentlemen:

We have acted as counsel for Osprey Bitcoin Trust, a Delaware statutory trust (the “Trust”), and Osprey Funds, LLC (the “Sponsor”), in connection with the Trust’s filing on December 11, 2025 with the Securities and Exchange Commission (the “Commission”) of its second amendment to its registration statement on Form S-1 (as amended, the “Registration Statement”), including the prospectus included in Part I of the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “1933 Act”) (No. 333-289334). The Registration Statement relates to the proposed registration, issuance and sale by the Trust of an indeterminate number of shares of the Trust, representing fractional undivided beneficial interests in the Trust’s net assets. In addition, certain shareholders of the Trust may offer up to 357,902 shares of the Trust.

You have requested our opinion in our capacity as special federal income tax counsel to the Sponsor, regarding the discussion relating to federal income tax matters under the heading “U.S. Federal Tax Consequences” in the Prospectus. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including but not limited to (a) the Prospectus and the exhibits thereto, (b) a form of the Third Amended and Restated Declaration of Trust and Trust Agreement of the Trust, by and among the Sponsor, as sponsor, and CSC Delaware Trust Company (the “Trustee”), as trustee (the “Trust Agreement”), and (c) such other instruments, documents, statements and records of the Trust and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion (collectively, the “Documents”).

In our examination of the foregoing Documents, we have assumed with your consent that: (i) all Documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original Document are genuine, (iii) each party who executed the Document had proper authority and capacity, (iv) all representations and statements set forth in such Documents are true and correct, (v) all obligations imposed by any such Documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the Documents present all the material and relevant facts relating to the subject matter hereof, (vii) the Trust will operate in accordance with the Documents (viii) the Sponsor, the Trustee and the Trust, will not make or cause any amendments to the Documents, in particular the Trust Agreement, after the date of this opinion that is material to the Trust’s federal income tax classification, (ix) the Sponsor, the Trustee and the Trust will enter into the Trust Agreement in the form substantially reviewed by us prior to the effectiveness of the Registration Statement and (x) no action will be taken by the Sponsor, Trustee, or the Trust, after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Osprey Bitcoin Trust

December 11, 2025

Based upon the foregoing and subject to the qualifications set forth in this letter, we advise you that the discussion in the Prospectus as set forth in the section “U.S. Federal Tax Consequences”, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The opinion set forth above represents our conclusion based upon the Documents, facts, representations, and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

This letter is limited to those matters expressly covered and no opinion is expressed in respect of any other matter. This letter may not be relied upon by you for any other purpose, or furnished to, quoted in whole or in part or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

The opinion set forth in this letter is rendered only to you and are solely for your use in connection with the submission to the Commission as an exhibit to the Prospectus. We hereby consent to the filing of this letter as an exhibit to the Prospectus and to the use of the name of our firm under the caption “U.S. Federal Tax Consequences” of the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP